EXHIBIT 24.02

EL PASO ELECTRIC COMPANY

CERTIFICATE OF RESOLUTION

I, Raul A. Carrillo, Jr., Senior Vice President, General Counsel and Corporate Secretary of El Paso Electric Company, a Texas corporation (the “Company”), do hereby certify that attached hereto is a true, correct and complete copy of the resolution authorizing signatures pursuant to the Power of Attorney for the 2002 Form 10-K, duly adopted by the Board of Directors of the Company at a meeting of said Board duly convened and held on February 13, 2003.

IN WITNESS WHEREOF, I have set my hand and have affixed the seal of the Company on this 21st day of March, 2003.

By:	/s/ RAUL A. CARRILLO, JR.
Raul A. Carrillo, Jr. Senior Vice President, General Counsel and Corporate Secretary

(Corporate Seal)

EXHIBIT 24.02

EL PASO ELECTRIC COMPANY

RESOLUTION TO THE BOARD OF DIRECTORS

FEBRUARY 13, 2003

RESOLVED, that Gary R. Hedrick, Terry Bassham, J. Frank Bates, Raul A. Carrillo, Jr. and Guillermo Silva, Jr. are each hereby duly appointed the Company’s, and its Officers’ and Directors’, true and lawful attorneys-in-fact and agents, for its place and stead, in any and all capacities, with full power to act alone, to sign the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 Form 10-K”), and in any and all amendments thereto, and to file such 2002 Form 10-K and any such amendment, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto each of the said attorneys-in-fact and agents, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.